Exhibit 99
News Release
[LOGO]	First Midwest Bancorp, Inc.	First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	James M. Roolf Sr. VP-Investor Relations (815) 774-2071 Barbara E. Briick Sr. VP-Controller (630) 875-7459 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST CFO TO RETIRE

ITASCA, IL., FEBRUARY 22, 2002 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that Donald J. Swistowicz, Executive Vice President and Chief Financial Officer, will retire effective July 31, 2002 fulfilling a long held desire to retire at age 50 to devote more time to family and personal matters. Swistowicz joined First Midwest in 1981 and was instrumental in many facets of the Company's formation and has served as its only Chief Financial Officer.

Succeeding Swistowicz will be Michael L. Scudder, age 41, who currently serves as Executive Vice President and Chief Financial Officer of First Midwest Bank. A certified public accountant with big five auditing firm experience, Scudder has been associated with First Midwest for some 15 years in a variety of increasingly important financial management positions, the last 6 years of which have been in his current position. Scudder was identified as Swistowicz's successor more than a year ago as part of the Company's succession planning process. Swistowicz and Scudder have had a close working relationship throughout their careers at First Midwest and are both dedicated to affecting a seamless transition of responsibilities which has been underway for a number of months.

1

___________________________________________________________________________________________________________________________________________________________________

Commenting on the retirement and succession, Robert P. O'Meara, Chairman and Chief Executive Officer, said "We have the highest regard for Don and his many significant accomplishments at First Midwest and wish him the best in his early retirement. Mike has been a key member of our management team for the past six years and is well qualified to succeed Don."

With assets of approximately $5.7 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 69 offices located in more than 40 communities primarily in northern Illinois.

2

# # #